Exhibit 10.1

July 31, 2014

Mary G. Puma, Chairman and Chief Executive Officer

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, Massachusetts 01915

Re: Base Compensation of Chief Executive Officer and Chairman

Dear Mary:

This letter confirms the arrangement between Axcelis Technologies, Inc. and you regarding a 20% base pay decrease approved by the Compensation Committee on July 30, 2014, effective August 30, 2014, and first impacting payroll on September 5, 2014.  Your annual rate of pay beginning on that date will be $440,000, which rate shall continue through December 31, 2014 or such later date as we mutually agree to continue such reduced rate of pay.  Upon the termination of the salary reduction period described in the foregoing sentence, your base pay will increase to the rate of $550,000 per annum or such other amount fixed by the Compensation Committee, subject to the minimum annual base pay set in your Employment Agreement with the Company dated as of November 6, 2007 (your “Employment Agreement”).

Notwithstanding the reduction in your rate of pay, in the event that you are at any time entitled to separation pay under your Employment Agreement or your Change of Control Agreement with the Company dated as of November 6, 2007 and amended on April 27, 2012, all amounts due to you shall be calculated as if such reduction in pay had not occurred and your current rate of pay had continued in effect during the pay reduction period.

Please sign below to indicate your agreement to the foregoing.  Thank you.

Best regards,

AXCELIS TECHNOLOGIES, INC.

	By:	/s/ Lynnette C. Fallon
Lynnette C. Fallon
Executive Vice President HR/Legal and General Counsel
ACCEPTED AND AGREED:

/s/ Mary G. Puma
Mary G. Puma